                     STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2004-22

                                 TERMS AGREEMENT

                                                        Dated: December 10, 2004

To:  Structured Asset Securities Corporation, as Depositor under the Trust
     Agreement dated as of November 1, 2004 (the "Trust Agreement").

Re:  Underwriting Agreement Standard Terms dated as of April 16, 1996 (the
     "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:        Series 2004-22.

Terms of the Series 2004-22 Certificates: Structured Asset Securities
Corporation, Series 2004-22 Mortgage Pass-Through Certificates, Class A1, Class
A2, Class A3, Class AIO, Class B1, Class B2, Class B3, Class B4, Class B5, Class
B6, Class E, Class P and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust
Fund"). The primary assets of the Trust Fund consist of a pool of fixed rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans").
Only the Class A1, Class A2, Class AIO, Class B1, Class B2, Class B3 and Class R
(the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement: File Number 333-115858.

Certificate Ratings: It is a condition of Closing that at the Closing Date the
Class A1, Class A2, Class AIO, and Class R Certificates be rated "AAA" by
Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), and
"Aaa" by Moody's Investors Service, Inc., ("Moody's" and together with S&P, the
"Rating Agencies"); the Class B1 Certificates be rated "AA" by S&P; the Class B2
Certificates be rated "A" by S&P; and the Class B3 Certificates be rated "BBB"
by S&P.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman
Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered
Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the
Cutoff Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date: November 1, 2004.

Closing Date: 10:00 A.M., New York time, on or about December 15, 2004. On the
Closing Date, the Depositor will deliver the Offered Certificates to the
Underwriter against payment therefor for the account of the Underwriter.

                      [SIGNATURE PAGE IMMEDIATELY FOLLOWS]

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the
Depositor and the Underwriter in accordance with its terms.

                                         LEHMAN BROTHERS INC.

                                         By:      ___________________________
                                                  Name:    Joseph J. Kelly
                                                  Title:   Senior Vice President
Accepted:

STRUCTURED ASSET SECURITIES CORPORATION

By:      _____________________________
         Name:    Daniel E. Israeli
         Title:   Vice President

                                   Schedule 1
                                   ----------

                      Initial Certificate
                     Principal Amount or       Certificate      Purchase Price
      Class           Notional Amount (1)     Interest Rate       Percentage
      -----           -------------------     -------------       ----------
        A1                $62,000,000              3.83%(2)          100%
        A2               $244,696,000              4.86%(3)          100%
       AIO               $306,696,000         Adjustable(4)          100%
        B1                $11,938,000         Adjustable(5)          100%
        B2                 $1,613,000         Adjustable(5)          100%
        B3                   $806,000         Adjustable(5)          100%
        R                        $100         Adjustable(5)          100%

----------

(1)  These balances are approximate, as described in the prospectus supplement.

(2)  The Class A1 Certificates will bear interest based on the interest rate specified above.

(3)  The Class A2 Certificates will bear interest based on the interest rate specified above through the first auction distribution date subject to adjustment as described in the prospectus supplement. Thereafter the Class
     A2 Certificates will bear interest as described in the prospectus supplement.

(4)  The Class AIO Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amount as described in the prospectus supplement. After the first auction distribution date, the Class AIO Certificates will no longer be entitled to receive distributions of any kind.

(5)  The Class B1, Class B2, Class B3 and Class R Certificates will accrue interest at the Net WAC of the mortgage loans as described in the prospectus supplement.